Exhibit 10.3

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of August 28, 2019, by and between ECI FIVE OAKMEAD LLC, a Delaware limited liability company (“Landlord”), and ALPHA AND OMEGA SEMICONDUCTOR INCORPORATED, a California corporation (“Tenant”).

RECITALS

A.
Landlord (as successor in interest to OA Oakmead II, LLC, a Delaware limited liability company) and Tenant are parties to that certain Lease dated December 23, 2009 (the “Original Lease”), which Original Lease has been previously amended by that certain First Addendum to Lease dated December 23, 2009 (the “First Addendum to Lease”) and that certain Acceptance Agreement dated April 23, 2010 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 57,310 rentable square feet (the “Premises”) in the building located at 475 Oakmead Parkway, Sunnyvale, California (the “Building”).

B.	The Lease by its terms shall expire on April 30, 2020 (“Prior Termination Date”), and the parties desire to extend the Lease Term, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension. The Lease Term is hereby extended for a period of ten (10) years and shall expire on April 30, 2030 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Lease Term”.

2.	Base Monthly Rent. As of the Extension Date, the schedule of Base Monthly Rent payable with respect to the Premises during the Extended Lease Term is the following:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Base Monthly Rent
5/1/20 – 4/30/21	57,310	$2.65	$151,871.52
5/1/21 – 4/30/22	57,310	$2.73	$156,456.36
5/1/22 – 4/30/23	57,310	$2.81	$161,041.08
5/1/23 – 4/30/24	57,310	$2.89	$165,625.92
5/1/24 – 4/30/25	57,310	$2.98	$170,783.76
5/1/25 – 4/30/26	57,310	$3.07	$175,941.72
5/1/26 – 4/30/27	57,310	$3.16	$181,099.56
5/1/27 – 4/30/28	57,310	$3.25	$186,257.52
5/1/28 – 4/30/29	57,310	$3.35	$191,988.48
5/1/29 – 4/30/30	57,310	$3.45	$197,719.56

All Base Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.
Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $76,597.52 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 3.5 of the Original Lease as security for payment of rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $75,274.00 to $151,871.52.

4.
Additional Rent. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Common Operating Expenses, in accordance with the terms of the Lease, as amended hereby.

5.    Improvements to Premises.

5.1
Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Tenant hereby agrees and acknowledges that Landlord has fulfilled its obligations set forth in Exhibit “B” to the Original Lease.

5.2
Responsibility for Improvements to Premises. Tenant may perform improvements to the Premises in accordance with the Exhibit A attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A. Landlord, at Landlord’s sole cost, shall perform the following repairs to the parking lot serving the Building using Building standard materials and as otherwise reasonably determined by Landlord: (i) repair asphalt; (ii) repair the drain in the rear part of the parking lot; (iii) seal the parking lot; and (iv) paint the curbs. Landlord shall also perform certain HVAC Work in the Premises, as further described in Section 8 below and Exhibit A attached hereto.

6.
Extension Option. Section 2 of the First Addendum to Lease is hereby deleted in its entirety and is of no further force or effect. Provided that (i) Alpha and Omega Semiconductor Incorporated, a California corporation, has not assigned the Lease or sublet any or all of the Premises other than to a Permitted Transferee (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under the Lease and shall not be transferable or exercisable for the benefit of any transferee other than a Permitted Transferee), and (ii) no Event of Tenant’s Default exists under the Lease, as amended hereby, at the time of exercise or at any time thereafter until the beginning of such extension of the Lease Term, Tenant shall have the option (the “Extension Option”) to extend the Lease Term for one (1) additional consecutive period of five (5) years (the “Extension Period”), by giving written notice to Landlord of the exercise of such Extension Option at least twelve (12) months, but not more than fifteen (15) months, prior to the expiration of the Extended Lease Term. Tenant’s exercise outside of the period between such dates shall be of no force or effect. The exercise of the Extension Option by Tenant shall be irrevocable and shall cover the entire Premises leased by Tenant pursuant to the Lease, as amended hereby. Upon such exercise, the term of the Lease shall automatically be extended for the Extension Period without the execution of any further instrument by the parties; provided that Landlord and Tenant shall, if requested in writing by either party, execute and acknowledge an instrument confirming the exercise of the Extension Option. Any extension of the Lease Term shall be upon all the terms and conditions set forth in the Lease, as amended hereby, and all Exhibits thereto, except that: (i) Tenant shall have no further option to extend the Lease Term; (ii) Landlord shall not be obligated to contribute funds toward the cost of any remodeling, renovation, alteration or improvement work in the Premises; (iii) Landlord shall not be obligated to pay any fee or commission to any broker; and (iv) Base Monthly Rent for the Extension Period shall be one hundred percent (100%) of the then Fair Market Base Rental (as defined below) for the Premises for the space and term involved, which shall be determined as set forth below.

6.1
“Fair Market Base Rental” shall mean the “fair market” Base Monthly Rent at the time or times in question for the applicable space in the Building, based on the prevailing rentals then being charged to tenants in other office and research and development buildings in the general vicinity of the Building of comparable location and quality as the Building, for leases with terms approximately equal to the term for which Fair Market Base Rental is being determined, taking into account: the desirability, location in the building, size and quality of the space, including interior finishes and other tenant improvements; included services and related operating expenses and tax and expense stops or other escalation clauses; and any other special rights of Tenant under the Lease in comparison to typical market leases (e.g. for parking, signage, and extension or expansion options). Fair Market Base Rental shall also reflect the then prevailing rental structure for comparable office and research and development buildings in the general vicinity of the Building, so that if, for example, at the time Fair Market Base Rental is being determined the prevailing rental structure includes periodic rental adjustments or escalations, Fair Market Base Rental shall reflect such rental structure.

6.2
Landlord and Tenant shall endeavor to agree upon the Fair Market Base Rental. If they are unable to so agree within thirty (30) days after receipt by Landlord of Tenant’s notice of exercise of the Extension Option, Landlord and Tenant shall mutually select a licensed real estate broker who is active over the five (5) year period ending on the date of such appointment in the appraising or leasing, as the case may be, of such office and research and development buildings in the general vicinity of the Building. Landlord shall submit Landlord’s determination of Fair Market Base Rental and Tenant shall submit Tenant’s determination of Fair Market Base Rental to such broker, at such time or times and in such manner as Landlord and Tenant shall agree (or as directed by the broker if Landlord and Tenant do not promptly agree). The broker shall select either Landlord’s or Tenant’s determination as the Fair Market Base Rental, and such determination shall be binding on Landlord and Tenant. If Tenant’s determination is selected as the Fair Market Base Rental, then Landlord shall bear all of the broker’s cost and fees. If Landlord’s determination is selected as the Fair Market Base Rental, then Tenant shall bear all of the broker’s cost and fees. If the parties compromise and mutually agree upon Fair Market Base Rental, each party shall pay the cost and fees of its own broker.

6.3
In the event the Fair Market Base Rental for the Extension Period has not been determined at such time as Tenant is obligated to pay Base Monthly Rent for the Extension Period, Tenant shall pay as Base Monthly Rent pending such determination, the Base Monthly Rent in effect for such space immediately prior to the Extension Period; provided, that upon the determination of the applicable Fair Market Base Rental, any shortage of Base Monthly Rent paid shall be paid to Landlord by Tenant or any overage of Base Monthly Rent paid shall be paid to Tenant by Landlord.

7.    Right of First Offer to Purchase.

7.1
If, during the Lease Term, Landlord intends to formally offer for sale to unaffiliated third parties Landlord’s interest in the title to the Building and the legal parcel of land upon which the Building is situated, as a stand-alone sale transaction only and not a part of a portfolio offering or otherwise bundled with or conditioned on the sale of other assets (the "Offer Property", such offering being a “Public Offering”), Landlord shall first give written notice to Tenant of the purchase price and other material terms upon which Landlord in its sole discretion is willing to sell the Offer Property to Tenant ("Landlord's Offer Notice"). The right to receive the Landlord’s Offer Notice and exercise other rights set forth in this Section 7 shall be personal to Tenant and not transferable to or exercisable by any subtenant or assignee of Tenant, and shall not apply at all in connection with unsolicited offers to purchase the Offer Property received by Landlord absent a Public Offering, which Landlord may, in its sole discretion, consider, negotiate and accept without notice to Tenant.

7.2
Should Tenant be entitled to receive the Landlord’s Offer Notice, Tenant shall have the one time right of first offer ("Right of First Offer") to buy the Offer Property upon the economic terms and conditions contained in Landlord's Offer Notice and subject to the other terms and conditions set forth in this Section 7, provided that within ten (10) Business Days after receipt of Landlord's Offer Notice, Tenant delivers a written notice (the "Purchase Commitment") to Landlord of Tenant's desire to pursue the proposed sale transaction described in Landlord's Offer Notice. Notwithstanding anything to the contrary contained herein, at Landlord’s option, Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with Landlord's Offer Notice (if the same has not yet been delivered), and Tenant’s other rights under this Section 7 shall lapse and be of no further force and effect, if:

7.2.1 Tenant is in default under the Lease beyond any applicable notice and cure periods at the time that Landlord would otherwise be required to deliver Landlord's Offer Notice, or at any time thereafter prior to the closing of the sale of the Offer Property to Tenant or Tenant’s designee; or

7.2.2 twenty percent (20%) or more of the Premises is sublet at or prior to the time
Tenant delivers the Purchase Commitment; or

7.2.3 the lease has been assigned by Tenant at or prior to the time Tenant delivers the
Purchase Commitment; or

7.2.4 Tenant is not occupying at least 80% of the Premises at or prior to the time
Tenant delivers the Purchase Commitment.

7.3
If Tenant timely delivers the Purchase Commitment, the parties shall have a period of fifteen (15) Business Days following Landlord’s delivery of the proposed purchase and sale agreement containing all of the terms and conditions upon which Landlord shall sell to Tenant and Tenant shall buy from Landlord the Offer Property (the economic terms and conditions of which shall be consistent with the Landlord's Offer Notice) to negotiate, execute and deliver such a formal, binding purchase and sale agreement (the “PSA”). If the parties fail to execute and deliver the PSA within said fifteen (15) Business Day period, all rights of Tenant to purchase the Offer Property shall terminate, Tenant shall be deemed not to have exercised its Right of First Offer, and Landlord shall have no further obligation to notify Tenant of any proposed offer or sale of the Offer Property and Landlord shall thereafter have the unconditional right to offer, negotiate and sell the Offer Property to any party free of Tenant’s Right of First Offer. If Tenant does not exercise or is deemed not to have exercised its Right of First Offer, or otherwise loses its rights under this Section 7, or if Tenant defaults under the PSA, Landlord shall be free of any obligations pursuant to this Section 7 and may sell the Offer Property, to any purchaser, on whatever terms and conditions Landlord, in its sole discretion, deems acceptable.

7.5
Tenant’s rights under this Right of First Offer may not be assigned, sold, encumbered, or otherwise transferred by Tenant without Landlord’s express prior written consent, which may be withheld or conditioned by Landlord in Landlord’s sole discretion; and any such assignment, sale, encumbrance, or transfer by Tenant without Landlord’s consent shall be void and of no force and effect.

8.    HVAC Work.

8.1
Landlord shall, at Landlord’s sole cost and expense, on the roof of the Building, (i) replace certain HVAC units and related systems to service the Building (the “New HVAC Units”), (ii) remove certain abandoned HVAC units (the “Abandoned HVAC Units”) serving the Premises, and (iii) leave in place certain existing HVAC units (the “Existing HVAC Units”) and perform certain repairs to such Existing HVAC Units, as further described on Schedule 3 to Exhibit A attached hereto. The installation of New HVAC Units, removal of Abandoned HVAC Units and performance of repairs to Existing HVAC Units is collectively referred to herein as the “HVAC Work”, and the New HVAC Units and the Existing HVAC Units are collectively referred to herein as the “HVAC Units”. Except as otherwise expressly provided in the following sentence, Landlord shall be solely responsible for all costs and expenses related to the HVAC Work. The HVAC Work shall include all engineering and design costs associated therewith, and the re-ducting and re-zoning as shown on Schedule 4 to Exhibit A to the extent needed to ensure that all HVAC Units are properly working and conducting air balancing for the New HVAC Units and Existing HVAC Units. Tenant shall be responsible for the cost to re-duct, re-zone and rebalance the HVAC Units serving any new office space (subject to the Improvement Allowance, as defined below). Landlord shall use reasonable efforts to substantially complete the HVAC Work by December 31,

2019.

8.2
Upon the installation of the New HVAC Units, title to the New HVAC Units shall pass to Landlord without any additional consideration to Tenant and upon the expiration or earlier termination of the Lease, the HVAC Units shall remain at the Building; provided that Tenant, not Landlord, shall be responsible for all costs and expenses related to the use, maintenance and operation of the HVAC Units (including the New HVAC Units following the installation thereof), subject to the terms of the Lease and this Amendment, including, without limitation, Section 8.3, below, and Landlord’s obligations under Section 5.6 of the Lease (including, without limitation, future replacement of HVAC equipment).

8.3
Subject to Landlord’s obligations under Section 5.6 of the Lease (including, without limitation, replacement of HVAC Units), Tenant, at its sole cost and expense, shall procure and maintain in full force and effect, a contract (the “Service Contract”) for the service, maintenance, repair and replacement of the HVAC Units with a HVAC service and maintenance contracting firm reasonably acceptable to Landlord (“Service Contractor”). Subject to Landlord’s obligations under Section 5.6 of the Lease (including, without limitation, replacement of HVAC Units), Tenant shall follow all reasonable recommendations made by the Service Contractor for the maintenance, repair and replacement of the HVAC Units. The Service Contract shall require the Service Contractor to perform all required maintenance protocols established by the equipment manufacturer, and shall further provide that the Service Contractor perform inspections of the HVAC Units at intervals of not less than three (3) months, and that having made such inspections, the Service Contractor shall furnish a complete report of any defective conditions found to be existing with respect to the HVAC Units, together with any recommendations for maintenance, repair and/or replacement thereof. Said report shall be furnished to Tenant with a copy to Landlord. In addition, but subject to Landlord’s obligations under Section 5.6 of the Lease (including, without limitation, replacement of HVAC Units), Tenant shall be responsible for the cost of repairs to the HVAC Units serving the Premises to the extent such repairs are not fully covered by the Service Contract on such HVAC Unit.

8.4
Notwithstanding anything to the contrary in Section 8.3 above, for the first twelve (12) months following Landlord’s completion of the HVAC Work, Landlord shall service, maintain, repair and replace, as applicable, all of the HVAC Units; provided, however, that the cost to service, maintain, repair and replace the Existing HVAC Units and the cost to service and maintain (but not repair or replace) the New HVAC Units during such twelve (12) month period shall be included in Common Operating Expenses in accordance with Section 5.6 of the Lease; provided, however, any HVAC Service Contract obtained by Landlord shall be at a commercially reasonable rate. In addition to the foregoing, with respect to each New HVAC Unit, for the first twelve (12) months following the installation of each New HVAC Unit (each twelve (12)-month period referred to as the “New HVAC Warranty Period”), Landlord shall be solely responsible for the cost to repair and replace the New HVAC Units (and such cost shall not be included in Common Operating Expense). Landlord’s obligation to pay for such cost to repair and replace any New HVAC Unit shall be applicable to any New HVAC Units requiring repair and/or replacement during the applicable New HVAC Warranty Period, regardless of when such repair and replacement work is actually commenced and completed. Except as provided in the foregoing sentence, following the New HVAC Warranty Period, all HVAC Units shall be serviced, maintained and repaired by Tenant, at its sole cost, in accordance with the terms of Section 8.3 above.

9.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1 Landlord’s Address for Notices. Landlord’s address for notices set forth in Section Q of the Summary of the Original Lease is hereby deleted in its entirety and replaced with the following:

“ECI Five Oakmead LLC
c/o Embarcadero Capital Partners, LLC
1301 Shoreway Road, Suite 250
Belmont, CA 94002
Attn: John Hamilton
with a copy to:

Mr. Gregory B. Shean Farella Braun + Martel LLP The Russ Building, 30th Floor
235 Montgomery Street
San Francisco, CA 94104”

9.2    Rent Payment Address. Notwithstanding anything to the contrary contained in the
Lease, Landlord’s address for payment of rent shall be the following:

ECI Five Oakmead LLC P.O. Box 398679
San Francisco, CA 94139-8679

9.3    Permitted Tenant’s Alterations Limit. The Permitted Tenant’s Alterations Limit set
forth in Section O of the Summary of the Original Lease is hereby deleted and replaced with $175,000, and the second (2nd) sentence of Section 5.2A of the Original Lease is hereby amended and restated in its entirety as follows: “Tenant shall be entitled, without Landlord’s prior approval, but with prior notice to Landlord, to make Tenant’s Alterations (i) which do not affect the structural or exterior parts or water tight character of the Building, (ii) do not affect the Building systems (i.e., any HVAC Unit or plumbing systems), and (ii) the reasonably estimated cost of which, plus the original cost of any part of the Premises removed or materially altered in connection with such Tenant’s Alterations, together do not exceed the Permitted Tenant’s Alterations Limit specified in Section O of the Summary per Tenant’s Alteration.”

9.2
Cannabis. Tenant shall not bring upon the Premises or the Building or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.

9.3
Management Fee. Notwithstanding anything to the contrary contained in Section 8.2(c) of the Original Lease, the total amount charged for any management fee and included in Tenant’s Share of Common Operating Expenses shall not exceed the monthly rate of three percent (3%) of Base Monthly Rent.

9.4
Tenant Entity Name Correction. References to Tenant in the Lease as “Alpha and Omega Semiconductor, Inc., a California corporation” are in error and the parties hereto acknowledge and agree that the definition of Tenant is as is stated in this Amendment. ALPHA AND OMEGA SEMICONDUCTOR INCORPORATED, a California corporation, hereby ratifies the Lease and agrees that it is bound by all terms and conditions of the Lease as of the original lease execution date, in the same manner and to the same extent as though the correct tenant name had been reflected therein.

10.    Miscellaneous.

10.1 This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

10.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

10.3 This Amendment may be executed and delivered by facsimile in one or more counterparts, each of which shall constitute one and the same Amendment. If this Amendment is signed and delivered in such manner, Landlord and Tenant shall promptly deliver an original signed version to the other. Any digital image copy of this Amendment (to the extent fully executed and delivered) shall be treated by the parties as a true and correct original of the same and admissible as best evidence to the extent permitted by a court of proper jurisdiction.

10.4 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

10.5 Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Newmark Cornish and Carey and Kidder Matthews. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

10.6
Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction- related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder, such CASp inspection shall be performed at Tenant’s sole cost and expense and Tenant shall be solely responsible for the cost of any repairs, upgrades, alterations and/or modifications to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such CASp inspection as required by Law, which repairs, upgrades, alterations and/or modifications may, at Landlord’s option, be performed by Landlord at Tenant’s expense, payable as additional rent within ten (10) days following Landlord’s demand. The terms and conditions of this Section 10.6 shall apply only in the event Tenant conducts an Inspection; otherwise, the terms and conditions of the Lease, as amended, shall govern with respect to each of Landlord’s and Tenant’s liability for compliance with applicable Laws.

10.7    If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, then, upon written request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

10.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

ECI FIVE OAKMEAD LLC,			ALPHA AND OMEGA SEMOCONDUCTOR
a Delaware limited liability company			INCORPORATED, a California corporation

By:	Embarcadero Capital Investors Five LP,		By: /s/ Steve Sun
	a Delaware limited partnership,		Name: Steve Sun
	its sole member		Title: VP of HR

	By:	ECP Five, LLC,	By: /s/ Yifan Liang
		a Delaware limited liability company,	Name: Yifan Liang
		its general partner	Title: CFO

	By:	/s/ John Hamilton
John Hamilton
Manager

EXHIBIT A – TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of August 28, 2019, between ECI FIVE OAKMEAD LLC, a Delaware limited liability company, as Landlord, and ALPHA AND OMEGA SEMICONDUCTOR INCORPORATED, a California corporation, as Tenant

I.    Tenant Improvements

1. Tenant Improvements. Following the full and final execution of the Amendment to which this Exhibit A is attached, Tenant shall, with reasonable diligence through the Contractor (defined below) selected by Tenant and reasonably approved by Landlord pursuant to the provisions of this Section 1, construct and install the improvements and fixtures provided for in this Exhibit A (“Tenant Improvements”). At least ten (10) Business Days prior to the date Tenant enters into any contract for construction of Tenant Improvements, Tenant shall submit to Landlord for Landlord’s prior approval (not to be unreasonably withheld, conditioned or delayed), the name of the general contractor, and those subcontractors whose work affects the Building structure, the Building systems, or the roof of the Building, and such additional information on such contractors as Landlord may reasonably request. Landlord shall have the reasonable right to review and approve or disapprove each contractor and subcontractor submitted by Tenant based upon such contractor’s or subcontractor’s qualifications, including (a) quality of work, (b) creditworthiness, (c) experience in general construction of Tenant Improvements, and in constructing improvements similar to the Tenant Improvements, and (d) references. Landlord shall have the right to designate any subcontractor whose work affects the structure of the Building, the roof, any life safety systems, and the Building systems. The contractor selected by Tenant, as approved by Landlord, is herein called the “Contractor”. The Contractor shall carry insurance in accordance with the requirements set forth in Schedule 1 attached hereto. The Contractor shall deliver Contractor’s insurance certificates to Landlord at least ten (10) days prior to commencing construction of the Tenant Improvements.

1.1 Plans. The Tenant Improvements shall be constructed substantially as shown on a conceptual space plan (“Space Plan”) for the Premises to be prepared by a space planner (“Space Planner”) who is to be retained by Tenant as the space planner for the Premises. Landlord shall have the right to approve the Space Planner, which approval shall not be unreasonably withheld, conditioned or delayed. The Space Plan shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Space Plan which Landlord approves is herein called the “Approved Space Plan”. Landlord shall use reasonable efforts to approve or disapprove the Space Plan by written notice to Tenant within five (5) Business Days after receipt.

The Space Planner will prepare and deliver to Landlord and Tenant detailed plans and specifications consistent with the Approved Space Plan and sufficient to permit the construction of the Tenant Improvements by the Contractor (“Construction Documents”). Landlord shall approve or disapprove the Construction Documents by written notice to Tenant and the Space Planner within five (5) Business Days after receipt, specifying in reasonable detail any changes or modifications Landlord reasonably desires in the Construction Documents. Landlord shall not unreasonably require changes or modifications or withhold its approval of the Construction Documents; provided, however, Landlord may, in its sole and absolute discretion, require changes or modifications or withhold its approval of the Construction Documents if (1) the Tenant Improvements will affect the Building’s structure or the Building systems, (2) any element of the Tenant Improvements fails to comply with any applicable Law, or (3) the cost of removing the Tenant Improvements at the end of the Lease Term would be excessive in Landlord’s reasonable estimation. The Space Planner will then revise the Construction Documents and resubmit them to Tenant and to Landlord for Landlord’s approval. Landlord shall approve or disapprove the same within five (5) Business Days after receipt. The revised Construction Documents, as approved by Landlord, are hereinafter referred to as the “Final Construction Documents”. Tenant shall be responsible for the costs of all Construction Documents, which may be paid for out of the “Improvement Allowance” (as defined below). In the event that Landlord fails to approve or disapprove any Construction Documents that are materially consistent with the Approved Space Plan within ten (10) Business Days following Tenant’s submission thereof the Landlord, such failure shall be deemed Landlord’s disapproval of the Construction Documents as the Final Construction Documents.

1.2 Governmentally-Required Changes. Tenant acknowledges that, pursuant to all applicable Laws and regulations (including, without limitation, Title III of the Americans with Disabilities Act of 1990 and the Building Code of the City of Sunnyvale, California), the construction of the Tenant Improvements in the Premises may result in additional governmentally-required alterations or improvements to the Premises or the Building. If the proposed design and construction of the Tenant Improvements results in any such governmentally-required alterations or improvements being imposed as a condition to the issuance of applicable permits or approvals, then Tenant shall be solely responsible for all costs and expenses relating to such additional governmentally-required alterations and improvements (which shall be constructed by Landlord); provided, however, that if the performance of such governmentally-required alterations or improvements can be avoided by modifying the cost, design or manner of construction of the Tenant Improvements, then Tenant may elect to modify the Tenant Improvements in accordance with the provisions of this Tenant work letter (including, without limitation, Section 1.5 below). Landlord shall notify Tenant in writing of any such required alterations or improvements promptly after Landlord is notified of the same.

1.3 Construction. Following approval by Landlord and Tenant of the Final Construction Documents, and the Contractor providing evidence of its insurance, Tenant shall cause the Contractor to promptly commence and diligently proceed to cause the Tenant Improvements to be constructed in accordance with the Final Construction Documents, and Article 5 of the Original Lease. Tenant shall provide Landlord with at least fifteen (15) days’ prior written notice of the date for its commencement of construction of the Tenant Improvements in order to permit Landlord to post, file, and record such Notices of Nonresponsibility and other instruments as may be necessary to protect Landlord and its property from claims by contractors for construction costs that are to be paid by Tenant. Tenant will obtain, comply with and keep in effect all consents, permits and approvals required by any governmental authorities (collectively, “Permits”) that relate to or are necessary for the lawful construction of the Tenant Improvements. At the time Final Construction Documents are ready for submission to any governmental authorities for review in connection with the Permits, Landlord shall be notified in writing by Tenant. Prior to applying for any of the Permits or submitting documentation in connection therewith, Tenant shall provide Landlord with the opportunity to review and approve (which approval shall not be unreasonably withheld, conditioned or delayed) any Permit applications Tenant intends to file. Tenant shall further provide Landlord with any comments to any submitted plan documents made by any governmental authority promptly upon Tenant’s receipt of same (all of which comments shall be subject to the provisions of Section 1.4 below), and copies of all Permits required for construction of the Tenant Improvements upon issuance. Tenant shall comply with all applicable Laws and with all recorded restrictions (to the extent Tenant has been provided copies of same) affecting the Property. Landlord shall have the right to suspend any construction activity by Tenant that materially or adversely detracts from harmonious labor relations at the Building.

1.4 Cost of Tenant Improvements. (a) Landlord shall contribute up to $573,100.00 (i.e., $10.00 per rentable square foot of the Premises) (the “Improvement Allowance”) toward Tenant’s performance of the Tenant Improvements. Landlord shall be entitled to deduct from the Improvement Allowance a construction coordination fee in an amount equal to two percent (2%) of the actual Improvement Allowance used by Tenant. The Improvement Allowance may only be used for architectural/engineering costs, project management costs, and hard costs in connection with the Tenant

Improvements. In no event shall the Improvement Allowance be used for the purchase of data and telecommunications cabling, equipment, furniture or other personal items or personal property of Tenant.

(b) Tenant shall pay the balance, if any, of the total Tenant Improvements costs in excess of the Improvement Allowance. If the cost of the Tenant Improvements exceeds the Improvement Allowance, Tenant shall be entitled to the Improvement Allowance in accordance with the terms hereof, but each individual disbursement of the Improvement Allowance shall be disbursed in the proportion that the Improvement Allowance bears to the total cost for the Tenant Improvements, less the ten percent (10%) retainage referenced below.

1.4.1 Disbursement of Improvement Allowance. Landlord shall disburse the Improvement Allowance to Tenant as the construction of the Tenant Improvements progresses, as follows: Tenant shall deliver to Landlord, not more frequently than once per any thirty (30) day period (with a minimum request of One Hundred Thousand Dollars ($100,000), except for the final request for disbursement which shall not be subject to any dollar limitation), an application for payment, accompanied by documentary evidence as reasonably required by Landlord (including, at a minimum, copies of the paid invoices and conditional or unconditional, as applicable, mechanics’ lien waivers reasonably required by Landlord from the previous disbursement and signed by the applicable party) of the costs incurred by Tenant for the design and construction of the Tenant Improvements since the last application for reimbursement. Within thirty (30) days after Landlord’s receipt of such an application for reimbursement, Landlord shall pay to Tenant the amount of such application based upon the costs actually incurred by Tenant for construction of the Tenant Improvements; provided, however, Landlord shall retain an amount equal to ten percent (10%) of each application (the “Landlord Retention”), which Landlord Retention shall be released pursuant to the provisions of Section 1.4.3 below. In no event shall Landlord be required to disburse more than the Improvement Allowance.

1.4.2 Evidence of Completion. Within thirty (30) days following substantial completion of the Tenant Improvements (which shall mean completion of the Tenant Improvements and receipt of permit sign-offs, subject only to correction of punch-list items that do not affect safe occupancy of the Premises), Tenant shall submit to Landlord:

(a) A statement of Tenant’s final construction costs, together with receipted evidence showing payment thereof, reasonably satisfactory to Landlord, and, to the extent not previously delivered, fully executed and notarized unconditional lien releases in the form prescribed by law from Tenant’s contractors, copies of all detailed, final invoices from Tenant’s contractors and subcontractors relating to the Tenant Improvements.

(b) All Permits and other documents issued by any governmental authority in connection with the approval and completion of the Tenant Improvements, and all evidence reasonably available showing compliance with all applicable Laws of any and all governmental authorities having jurisdiction over the Premises, including, without limitation, a certificate of occupancy or its equivalent such as duly signed-off job cards, and/or building permit sign-offs, and/or other appropriate authorization.

(c) A valid certificate of substantial completion executed by the Space Planner confirming that the Tenant Improvements have been substantially completed in accordance in all material respects with the Final Construction Documents, subject to punch-list items to be completed by Tenant’s Contractor.

(d) A written certificate, subscribed and sworn before a Notary Public, from Tenant’s general Contractor as follows: “There are no known mechanics’ or materialmen’s liens outstanding, all due and payable bills with respect to the Tenant Improvements have been paid, and there is no known basis for the filing of any mechanics’ or materialmen’s liens against the Premises or the Building, and, to the best of our knowledge, waivers from all subcontractors and materialmen are valid and constitute an effective waiver of lien under applicable law.”

(e)     Copies of all of Tenant’s contractors’ warranties.

(f) A reproducible copy of the “as built” drawings of the Tenant Improvements, which drawings shall show the dimensions and location of all elements of the Tenant Improvements completed in accordance with the Final Construction Documents.

(g)     Any other items reasonably requested by Landlord.

Within thirty (30) days after receipt of all of the above, Landlord shall make its disbursement of the final ten percent (10%) of the Improvement Allowance (or so much of the Improvement Allowance that has not yet been paid by Landlord, but in no event to exceed, in the aggregate, the actual cost of the design and construction of the Tenant Improvements) to Tenant or Tenant’s contractors, as applicable, as required above.

1.4.3 Deadline on Use of Improvement Allowance. Tenant shall have until December 31, 2020 to submit to Landlord a written request, with supporting documentation for the then completed construction of Tenant Improvements, for disbursement of the Improvement Allowance. Tenant shall lose any portion of Improvement Allowance which Tenant has not requested be disbursed on or before December 31, 2020 in accordance with the requirements contained above. Any portion of the Improvement Allowance not used in the design, construction and installation of the Tenant Improvements shall be retained by Landlord, and Tenant shall have no right to receive or apply toward Tenant’s rental obligations any portion of the Improvement Allowance not actually used.

1.5 Changes. If Tenant desires any change, addition or alteration in or to any Final Construction Documents (“Changes”) Tenant shall cause the Space Planner to prepare additional Plans implementing such Change. Tenant shall submit all proposed Changes to Landlord for Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) If Landlord fails to approve the Change within five (5) Business Days after receipt, then Landlord shall be deemed to have disapproved the Change.

2. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

II. HVAC Work

1.    Landlord shall perform the HVAC Work, at Landlord’s sole cost and expense (subject to the terms of Section 2 below), using Building standard methods, materials and finishes and as otherwise reasonably determined by Landlord and otherwise in accordance with all applicable Laws. The HVAC Work is further depicted on Schedule 3 attached hereto. Landlord shall determine the brand of the New HVAC Units, the manner in which the New HVAC Units are lifted to, and installed on, the roof of the Building, and the manner in which the New HVAC Units are connected to the Premises. Landlord shall enter into a direct contract for the HVAC Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the HVAC Work.

2. All other work and upgrades in connection with the HVAC Work, subject to Landlord’s approval, shall be at Tenant's sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as additional rent under the Lease. Tenant shall be responsible for any delay in completion of the HVAC Work resulting from any such other work and upgrades requested or performed by Tenant.

3. Tenant acknowledges that the HVAC Work may be performed by Landlord in the Building during normal business hours following the execution of the Amendment. Landlord and Tenant agree to cooperate with each other in order to enable the HVAC Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the HVAC Work or inconvenience suffered by Tenant during the performance of the HVAC Work shall not delay the Extension Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

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SCHEDULE 1 TO EXHIBIT A

INSURANCE REQUIREMENTS

1.1 Without limiting Contractor’s indemnifications of Tenant set forth in the Lease, Contractor shall maintain as a part of the cost of the Tenant Improvements, and shall require that each subcontractor of every tier maintain at its own expense, at all times during the Tenant Improvements and for such additional periods as required by the Lease, the insurance as described below and covering all additional insured parties as more specifically named in Schedule 2 attached hereto unless otherwise amended from time-to-time with a project order to address project specific hazard conditions. This insurance shall be endorsed to provide that it shall not be terminated, be permitted to expire, be subject to non-renewal, nor be materially altered except on thirty (30) days prior written notice to Landlord. All of such insurance shall be maintained in coverage amounts, with deductible amounts, with insurers, and on forms acceptable to Landlord and Landlord’s Lender (if any) and, for all policies, except Worker’s Compensation, Employer’s Liability Insurance and Professional Liability Insurance, shall continuously name Landlord, Landlord’s affiliates and subsidiaries as may be designated by Landlord or Property Manager at any time and as may be changed from time to time, Property Manager, the Construction Manager (if any), Landlord’s property management company for the Property (if different from the Property Manager named herein), Landlord’s Lender (if any), and any other persons or organizations as Landlord may specify from time to time (collectively, with Landlord, the “Landlord Parties”) as additional insureds, with coverage provided to such additional insureds at least as broad as provided to the named insured and as provided by endorsement form numbers CG 20 10 07 04 and CG 20 37 07 04 or their equivalent promulgated by the Insurance Services Office. All insurance policies required shall be issued by companies licensed in the State who maintain a current Policyholder Alphabetic Category Rating of not less than “A-” and Financial Size Category Rating of not less than “VII” according to the latest edition of Best’s Key Rating Guide. Prior to Contractor commencing the Tenant Improvements, Contractor shall, and shall require each subcontractor of every tier to, furnish Landlord with Certificates of Insurance, on forms acceptable to Landlord, evidencing that insurance policies are in full force and effect that provide the required coverages and amounts of insurance listed below along with a copy of the endorsement providing additional insured coverage, the primary and non-contributing endorsement and the waiver of subrogation endorsements to the Landlord Parties. At Landlord’s request, Contractor shall provide Landlord with copies of each insurance policy. Any other insurance carried by or available to any Landlord Parties which may be applicable, shall be deemed to be excess insurance and Contractor’s and each subcontractor’s insurance shall contain a provision that it is deemed primary and non- contributing with any insurance carried by or available to the Landlord Parties. Each required insurance policy except for Worker’s Compensation, Employer’s Liability and Professional Liability shall include a Separation of Insureds clause such that the insurance applies separately to each insured against whom a claim or suit is asserted and the policies shall not contain any limitation or exclusion for claims or suits by one insured against another. Contractor shall be responsible for any deductible amounts under the required insurance policies, except to the extent such amounts may be included as part of the cost of the Tenant Improvements. Contractor and each subcontractor of every tier shall provide the greater of (i) the insurance types, amounts and coverages already maintained by Contractor and each such subcontractor, determined individually with respect to each such party or (ii) the following insurance types, amounts and coverages:

(a) Workers’ Compensation Insurance complying with applicable State and federal statutes and Employer’s Liability Insurance with limits of not less than $1,000,000 bodily injury by accident (each accident), $1,000,000 bodily injury by disease (each employee) and $1,000,000 bodily injury by disease (policy limit).

(b) Commercial General Liability (“CGL”) Insurance written on an “occurrence form” basis, including, but not limited to, Premises - Operations Liability, Products - Completed Operations Liability, Blanket Contractual Liability Coverage and liabilities arising out of the actions of Independent Contractors. Such insurance shall contain minimum limits of liability as follows: of not less than $1,000,000 per occurrence limit, $1,000,000 Personal and Advertising Injury limit, $2,000,000
General Aggregate limit and $2,000,000 Products-Completed Operations Aggregate limit, with a Per
Project General Aggregate provision or endorsement. The required limits may be provided by any combination of CGL and umbrella or follow form excess policies [see Section 1.1(d) below]. Such insurance shall contain no explosion, collapse, or underground hazard exclusions. The deductible or self- insured retention amount required under any such policy shall not exceed $10,000 per occurrence. The insurance and the Landlord Parties’ additional insured status thereon shall be maintained continuously in force at least until the expiration of five (5) years after the expiration or termination of the Lease or final completion of the Tenant Improvements, whichever is later. All such policies shall contain a provision that defense costs are paid in addition to and do not deplete any of the policy limits and a provision that the General Aggregate and, to the extent commercially reasonably available, Products - Completed Operations Aggregate apply separately to each project for which Contractor or any subcontractor of any tier performs operations away from premises owned by or rented to Contractor or any such subcontractor.

(c) Business Auto Coverage with a limit of liability of $1,000,000 for any one accident or loss. Such insurance shall cover liability arising out of the use of owned, nonowned and hired automobiles. If Contractor or any subcontractor of any tier transports any hazardous materials, the business auto liability policy shall include ISO endorsement form MCS-90 or equivalent endorsement providing coverage for environmental and pollution claims and suits.

(d) Umbrella or follow form excess liability insurance at least as broad as the underlying CGL insurance. Umbrella/Excess Liability Insurance shall contain minimum limits of $5,000,000 per occurrence and $5,000,000 aggregate and shall be excess over the primary General
Liability, Auto Liability and Employers Liability insurance. The required CGL, Business Auto and
Employer’s Liability insurance limits may be provided on a combination of primary and umbrella/follow form excess insurance policies. Any such umbrella/follow form excess insurance policies shall provide that the coverage “follows form” to the underlying insurance and that such policy provides substantially equivalent or broader coverage than that provided by such underlying insurance, including the coverage for all required additional insureds; provided, however, that any material changes shall be subject to Landlord’s approval.

(e) If Contractor or any subcontractors of any tier use owned, chartered, leased or hired mobile construction equipment, Contractor shall, and shall require all such subcontractors to, maintain (or cause to be maintained) an “equipment floater” of the “all-risk” type, with limits not less than the full replacement cost of such equipment located at the jobsite and all of Contractor’s and any subcontractors’ business personal property, including tools and equipment, none of which will be insured under Landlord’s insurance policies.

(f) Unless otherwise specified or agreed to, an “installation” floater and/or Builder’s Risk coverage or other property insurance providing “all risk” or “special causes of loss form” insurance coverage for all property, equipment, supplies and materials purchased for the Building prior to their delivery to the Building and their installation or incorporation in the Building, and for all tools, equipment, other materials and other personal property owned, rented or used by Contractor or by any subcontractors of any tier and used in connection with the Tenant Improvements. Such insurance coverage shall be for an amount at least equal to 100% of the estimated replacement cost of all such property, tools, equipment, supplies, materials and other personal property.

(g) If Contractor or any subcontractor of any tier performs any of the Tenant Improvements on a design-build basis or performs other professional services, then Contractor and each such subcontractor shall also, for all such design-build Tenant Improvements and services, maintain professional liability insurance (and ensure that the engineer or other design professional performing the design Tenant Improvements or services maintain professional liability insurance) in an amount equal to the greater of (1) the professional liability insurance currently maintained by the engineer or other design professional performing such design work, or (2) $2,000,000 per claim and $2,000,000 annual aggregate. Each such professional liability policy shall provide full prior acts coverage or shall include a retroactive date no later than the date of commencement of the design-build Tenant Improvements or other professional services. Said insurance shall be maintained at all times during Contractor’s, subcontractor’s and the engineer’s or other design professional's performance on the Building, and for a period of five (5) years after the expiration or termination of the Lease or final completion of the Tenant Improvements, whichever is later. In no event shall the self-insured retention on any such policy of insurance exceed
$25,000 per claim.

(h) If under circumstances other than Tenant Improvements done on a design-build basis, Contractor or any of its subcontractors of any tier or consultants provides and/or engages the services of any type of professional, including but not limited to engineers, architects and environmental consultants, whose failure due to a mistake or deficiency in design, formula, plan, specifications, advisory, technical, or other services could result in loss or liability, Contractor and each such other appropriate party shall obtain Professional (Errors and Omissions) Liability Insurance (with supervision of work exclusion deleted) with limits of liability of not less than $2,000,000 per claim and $2,000,000 annual aggregate. Each such professional liability policy shall provide full prior acts coverage or shall include a retroactive date no later than the date of commencement of the services. In no event shall the self-insured retention on any such policy of insurance exceed $25,000 per claim.

(i) If Contractor’s or any subcontractor of any tier’s scope of Tenant Improvements requires asbestos or other toxic or hazardous material remediation, removal, abatement, storage or disposal work, including, but not limited to, demolition work, the Contractor and each such subcontractor shall provide Contractor’s Pollution Liability Insurance and pollution legal liability for protection from claims and suits arising out of the performance of any Tenant Improvements involving such materials or operations. Coverage shall be continuously maintained in effect during the performance of such operations and Tenant Improvements and for not less than ten (10) years after the expiration or termination of the Lease or final completion of the Tenant Improvements, whichever is later, on an “occurrence form” basis, shall cover bodily injury or death, and property damage liability, defense costs, and clean-up costs. The limits of liability for this insurance shall be at least $5,000,000 each occurrence and $10,000,000 annual aggregate. Such policies shall include coverage for unknown UST’s; a definition of “property damage” that includes diminution in value of third party properties; a statement that such insurance is primary and non-contributory, including, but not limited to, as to any surety contracts or bonds; a statement that the insured’s rights will not be prejudiced if a failure to give notice due to the insured’s belief that the occurrence was not covered; coverage for products brought onto the Building; a definition of stop loss or cleanup cost cap that includes monitoring activities; a definition of cleanup costs that include any costs associated with natural resources damages; and a statement that exclusions for modification of remedial action plans shall not include changes required by regulatory agencies.

1.2 Contractor shall report immediately to Landlord and confirm in writing any injury, loss or damage incurred or caused by Contractor or any subcontractors of any tier, or its or their receipt or notice of any claim by a third party, or any occurrence that might give rise to such claim. Contractor shall, upon completion of the Tenant Improvements, submit to Landlord a recap of all such injuries, losses, damage, notices of third-party claims, and occurrences that might give rise to such claims.

1.3 Waiver of Rights of Recovery and Subrogation. To the fullest extent permitted by law, Contractor hereby waives all rights of recovery against Landlord Parties on account of loss or damage occasioned to Contractor or others under Contractor’s control or for whom it is responsible to the extent such loss or damage is insured against under any of Contractor’s insurance policies which may be in force at the time of the loss or damage or would have been so insured against if Contractor had complied with its obligations under this Schedule 1. Contractor shall procure substantially identical waivers from its subcontractors of every tier in favor of the Landlord Parties. In addition, all of the insurance policies and coverages required to be obtained, pursuant to the provisions of this Schedule 1, by Contractor and/or any subcontractors of any tier, shall provide for or be endorsed to provide a waiver of rights of recovery (including, but not limited to, subrogation) against the Landlord Parties.

1.4 If Contractor fails to comply with any of the provisions of this Schedule 1, Contractor, at its own cost, shall to the fullest extent permitted by law, defend, indemnify, protect and hold harmless the Landlord Parties from and against any and all Claims (including, but not limited to, Claims arising or resulting from the death or injury to any person or damage to any property) to the extent that Landlord would have been protected by any and all insurance arrangements made by Contractor, or any third party, had Contractor complied with all of the provisions of this Schedule 1.

1.5 Neither Contractor nor any subcontractor of any tier shall settle any claims made under its insurance policies for the Building without first consulting with and obtaining the consent of Landlord. All insurance proceeds paid under any insurance policies for damage to the Building shall be paid to Landlord; provided, however, that in all cases, payment and use of insurance proceeds shall be done in compliance with the requirements of Landlord’s Lender.

1.6 In the case of policies expiring while performance of the Tenant Improvements is in progress, a renewal certificate with all applicable endorsements must be received at the business office of Landlord prior to the expiration of the existing policy or policies. Permitting Contractor or any subcontractor of any tier to start Tenant Improvements, continue Tenant Improvements, or releasing any progress payment prior to or without compliance with any of these requirements shall not constitute a waiver of, or estoppel to assert, any such requirement. If at any time Contractor’s or any subcontractor of any tier’s insurance fails to meet the requirements stated herein, all payments may be held until the non- compliance has been corrected to Landlord’s satisfaction.

1.7 None of the requirements contained herein as to types, limits and acceptability of insurance coverage to be maintained by Contractor and subcontractors of every tier are intended to, and shall not in any manner, limit or qualify the liabilities and obligations assumed by Contractor or any subcontractor of any tier under the Lease or at law, including, without limitation, such parties’ indemnification obligations and liability in excess of the limits of the coverages required herein. Neither receipt of certificates, endorsements or policies showing less or different coverage than requested, nor any other forbearance or omission by Landlord, shall be deemed a waiver of, or estoppel to assert, any right or obligation regarding the insurance requirements herein. Contractor and subcontractors of every tier shall be solely responsible to pay any amount that lies within the deductible(s) or self-insured retention(s) of such parties’ policies, regardless of the amount of the deductible(s) or self-insured retention(s) and regardless of the cause of the loss or damage.

1.8 None of the requirements contained herein shall relieve Contractor or any subcontractor of any tier of their respective obligations to exercise due care in the performance of their duties in connection with the Tenant Improvements or to complete the Tenant Improvements in strict compliance with the Contract Documents.

1.9 Contractor shall immediately notify Landlord in writing upon receipt by Contractor, or its insurance broker or agent, of any notice of cancellation, non-renewal or rescission of any policy required to be maintained by Contractor pursuant to this Section.

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SCHEDULE 2 TO EXHIBIT A

ADDITIONAL INSURED ENTITIES

o    ECI Five 475 Oakmead LLC (Owner)
o    Embarcadero Capital Investors Five LP
o    Embarcadero Capital Partners LLC
o    ECP Five LLC
o    Embarcadero Realty Services LP (Manager)
o    ECP Management, Inc

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SCHEDULE 3 TO EXHIBIT A

HVAC WORK

UNITS TO BE REPLACED

Unit	Manufacturer	Tons
AC1	TRANE	15
AC2	TRANE	7.5
AC3	YORK	5
AC4	TRANE	12.5
AC6	TRANE	7.5
AC9	YORK	5
AC10	YORK	5
AC11B	TRANE	8.5
AC12	YORK	3
AC13	YORK	3
AC14	TRANE	10
AC16	YORK	3.5
AC19	TRANE	12.5
AC21	TRANE	6.25
AC23	TRANE	17.5
AC25	CARRIER	5
AC29	CARRIER	6.25
AC30	BDP	3
AC31	TRANE	10
AC32	TRANE	12.5
AC33	TRANE	10

	UNITS TO BE REMOVED
AC11A	WESTINGHOUSE	N/A
AC22	TRANE	12.5
AC28	CARRIER	N/A
AC34	YORK	3

	HVAC REPAIRS
AC5	Indoor fan motors needs to be adjusted.
AC16	Contactors and capacitor need to be replaced.
AC17	Sheave needs replacement. Contactors need to be replaced.
AC19	Contactors need to be replaced.
AC23	Contactors need to be replaced
AC24	Ductwork needs to be sealed. Contactors need to be replaced.
AC25	Head pressure control and condenser fan motor have failed.
AC26	Compressor contactors and sheave need replacement.
AC27	Blower wheel sheave and contactors need to be replaced.
AC30	Contactors need to be replaced.
AC32	Inducer motor and blower motor sheave have failed.

SCHEDULE 4 TO EXHIBIT A

RE-DUCTING AND RE-ZONING WORK